                                  EXHIBIT 11.1

                    INTERCELL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET LOSS PER SHARE

                                                                Three months ended March 31      Six months ended March 31
                                                                    1998            1997            1998            1997
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
Loss from continuing operations                                   ($2,022,000)   ($1,718,000)     ($5,267,000)   ($3,851,000)
Deemed preferred stock dividend relating to
   in-the-money conversion terms                                      (15,000)      (496,000)         (30,000)      (717,000)
Accrual dividends preferred stock                                     (37,000)                        (37,000)
Accretion on preferred stock                                          (29,000)      (155,000)         (64,000)      (295,000)
                                                            ----------------------------------------------------------------
Loss from continuing operations applicable to common               (2,103,000)    (2,369,000)      (5,398,000)    (4,863,000)
 shareholders

Discontinued operations
  Gain/(loss) from discontinued operations                           (461,000)       259,000         (215,000)       470,000
  Loss on sale of subsidiary                                         (350,000)                       (350,000)
                                                            ----------------------------------------------------------------
Loss from discontinued operations                                    (811,000)       259,000         (565,000)       470,000

Net loss applicable to common stockholders                        ($2,914,000)   ($2,110,000)     ($5,963,000)   ($4,393,000)
                                                            ================================================================

Weighted average number
of common shares outstanding                                       32,061,656     17,789,405       30,222,670     16,996,221

Net loss per common share:
   Loss from continuing operations                                     ($0.07)        ($0.13)          ($0.18)        ($0.29)
   Loss from discontinued operations                                   ($0.02)    $     0.01           ($0.02)    $     0.03
                                                            ----------------------------------------------------------------
Net loss per applicable to common stockholders                         ($0.09)        ($0.12)          ($0.20)        ($0.26)
                                                            ================================================================
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Diluted loss per share is not presented as the effect of the potential conversion of preferred stock to common stock and the exercise of outstanding warrants and options would decrease loss per share.


              SEE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.